Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors
NuWay Medical, Inc.

I consent to the incorporation by reference in the Registration Statement of NuWay Medical, Inc. and subsidiary on Form S-8 (registration statement No. 333-113443), as filed on March 15, 2004, of our report dated October 26, 2004 relating to the consolidated balance sheet of NuWay Medical, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of NuWay Medical, Inc.

My report dated October 26, 2004 contains an explanatory paragraph that states NuWay Medical, Inc. has discontinued its remaining operations.

My report dated October 26, 2004 contains an explanatory paragraph that states NuWay Medical, Inc. has limited liquid resources, recurring losses from operations, and is seeking to implement its business plan, which requires the Company to acquire or develop a business which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                /s/ Jeffrey S. Gilbert

                                                Jeffrey S. Gilbert, CPA



Los Angeles, California
November 15, 2004